Exhibit 99.1

NEWS RELEASE

For immediate release

Contact:	Laura Wiegert, SVP Marketing
(920) 645-6112; lwiegert@investorscommunitybank.com

ICB to purchase Manitowoc Company headquarters

Bank agrees to purchase former building on 44th Street

(Manitowoc, WI January 15, 2018) Investors Community Bank CEO Tim Schneider announced that the bank has agreed to purchase the former Manitowoc Company headquarters at 2400 S. 44th Street in Manitowoc and is planning on moving to the site at a future date.

“As ICB continues to grow, we are nearing capacity in our existing space. We are currently housed in two buildings at our Rapids Road location, so we wanted to look at larger facility options and remain in the community,” said Schneider. “The former Manitowoc Company building is a perfect fit for our employees and space needs, as it also allows for future expansion under one rooftop.”

Added Schneider: “We are thrilled to be able to expand into this space and make a long-term commitment to Manitowoc County. Our roots were formed in this community more than 20 years ago when we first opened Investors Community Bank, and this move solidifies our dedication to remaining a viable part of this area, as well as the regional banking community.”

He said they are currently working on a facilities transition plan, and no timeline has been set for the move. More details will be forthcoming.

Investors Community Bank, a wholly-owned subsidiary of County Bancorp, Inc., is committed to serving the financial needs of businesses, farmers and families in our communities. Founded in 1997, Investors has become one of the most successful bank startups in Wisconsin’s history and has full service offices in Appleton, Green Bay, Manitowoc and Stevens Point, as well as Loan Production Offices in Eau Claire, Sheboygan, Darlington and Fond du Lac. County Bancorp Inc.’s common stock is traded on the NASDAQ global market under the symbol ICBK. For details visit www.InvestorsCommunityBank.com

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860 N. Rapids Rd., PO Box 700, Manitowoc WI 54221-0700, investorscommunitybank.com